UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 15, 2015

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO and Director Appointment

Terex Corporation (“Terex” or the “Company”) announced on October 15, 2015 that John L. Garrison, Jr. will become the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”), both effective November 2, 2015. Mr. Garrison will not be a member of any committees of the Board. Mr. Garrison, 55, joins Terex from Textron, Inc. where he served as President and CEO of their Bell Helicopter Segment since 2009. Prior to that, Mr. Garrison was President of Textron’s Industrial Segment and E-Z-GO. He also was President and CEO at Azurix Corporation and held senior leadership positions at Case Corporation, and served as an officer in the United States Army.

Mr. Garrison is to receive an annual base salary of $900,000, which will be reviewed by Terex in accordance with its normal review process, and will be eligible to participate in the Company’s incentive bonus plan (effective January 1, 2016) with a bonus target set at 120% of his base salary, based on the performance of Terex and Mr. Garrison’s individual performance. He will also receive a sign-on cash bonus of $500,00 payable sixty (60) days after his employment with the Company begins.

Subject to compliance with all applicable laws, Mr. Garrison will receive in November 2015 an initial grant of shares of Terex common stock worth $2,500,000 that will vest ratably over a three year period. In addition, Mr. Garrison will be eligible for a 2016 long term incentive award in the amount of $5,000,000, 65% of which will be performance-based and 35% of which will be time-based. The timing of this award will be consistent with the timing of similar 2016 long-term incentive awards granted to the other Terex executives.

Mr. Garrison will be offered a Change in Control and Severance Agreement in form and terms substantially similar to that provided to other executive officers of Terex, which will provide for two years of salary, bonus and benefits upon the occurrence of certain events. The merger of Terex with Konecranes Plc (or any affiliate) will not be considered a change in control for Mr. Garrison.

Mr. Garrison also will become a participant in the Terex Corporation Defined Contribution Supplemental Executive Retirement Plan, which provides an annual contribution of 10% of his annual base salary and bonus earned.

Mr. Garrison will be eligible to participate in the Company’s deferred compensation plan or ERISA excess plan and will receive relocation assistance in connection with his move to the Westport, Connecticut area.

Mr. Garrison will be required to keep certain information of Terex confidential during his employment with the Company and thereafter. Mr. Garrison also will be prohibited from competing with the business of Terex. There are no relationships or related transactions between Mr. Garrison and the Company that would be required to be reported under Section 404(a) of Regulation S-K.

The foregoing description of Mr. Garrison’s appointment is qualified in its entirety by reference to the full and complete text of Mr. Garrison’s Employment Letter, which is attached hereto and incorporated by reference herein as Exhibit 10.1 to this report.

DeFeo Retirement

Mr. DeFeo will cease to be the Company’s Chief Executive Officer effective November 2, 2015. Mr. DeFeo will continue to serve as Executive Chairman of the Company through December 31, 2015. He will continue as a consultant for Terex after December 31, 2015 through December 31, 2016.

The Company issued a press release on October 15, 2015 announcing Mr. Garrison’s upcoming appointment and Mr. DeFeo’s retirement. A copy of this press release is included as Exhibit 99.1 and is hereby incorporated by reference into this Form 8-K.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 16, 2015, the Board of Directors (the “Board”) of Terex Corporation (the “Company” or “Terex”) approved an amendment and restatement of the Company’s Bylaws, effective on October 16, 2015. The principal changes were to provide the Board with flexibility, in its sole discretion, to separate the roles of Chairman of the Board and Chief Executive Officer of the Company. Previously, the Bylaws required the Chairman of the Board to be the Chief Executive Officer of the Company.

The foregoing description of the revisions to the Company’s Amended and Restated Bylaws is qualified in its entirety by reference to the full and complete text of the Amended and Restated Bylaws, which is attached hereto and incorporated by reference herein as Exhibit 3.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

3.1    Amended and Restated Bylaws of Terex Corporation.

10.1    Employment Letter from Terex Corporation signed by John Garrison on October 15, 2015.

99.1    Press release of Terex Corporation issued on October 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2015

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel